Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Metro One Telecommunications, Inc.
Beaverton, OR

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Metro One Telecommunications, Inc. (the “Company”) of our report dated April 2, 2007, relating to the consolidated financial statements, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Seattle, WA

July 6, 2007